Exhibit 7.08

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 7, 2012 (this “Agreement”), by and between TransCloud Company Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”) and the stockholders of China TransInfo Technology Corp., a Nevada corporation (the “Company”) listed on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, TransCloud Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which at the effective time under the Merger Agreement (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder Beneficially Owns the Existing Shares (as defined below); and

WHEREAS, as a condition to the willingness of and material inducement to Parent, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each Stockholder has agreed to enter into this Agreement, pursuant to which such Stockholder is agreeing, among other things, to vote all of the Securities (as hereinafter defined) it Beneficially Owns in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.      Certain Definitions. For purposes of this Agreement:

(a)      “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)      “Company Shares” means the shares of common stock, par value $0.001 per share, of the Company.

(c)      “Existing Shares” means the Company Shares as set forth opposite such Stockholder’s name on Schedule A hereto. In the event of a stock dividend or distribution, or any change in the Company Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term “Existing Shares” will be deemed to refer to and include all such stock dividends and distributions and any shares into which or for which any or all of the Existing Shares may be changed or exchanged as well as the Existing Shares that remain.

(d)      “Securities” means the Existing Shares together with any Company Shares and other voting securities of the Company which the Stockholder acquires Beneficial Ownership of after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

Section 2.      Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to the Company and Parent as follows:

(a)      Ownership of Company Shares. As of the date hereof and at all times prior to the termination of this Agreement, such Stockholder Beneficially Owns (and will Beneficially Own, unless any Existing Shares are Transferred pursuant to Section 6(a) hereof), the Existing Shares set forth opposite such Stockholder’s name on Schedule A. Such Stockholder has and will have at all times through the termination of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 7 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Existing Shares set forth opposite such Stockholder’s name on Schedule A and any other Securities, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement. As of the date hereof, neither such Stockholder nor any of its affiliates Beneficially Owns any Securities other than the Company Shares set forth opposite such Stockholder’s name on Schedule A. None of the Existing Shares of such Stockholder is the subject of any commitment, undertaking or agreement, contingent or otherwise, the terms of which relate to or could give rise to the Transfer of any Existing Shares or would affect in any way the ability of such Stockholder to perform its, his or her obligations as set out in this Agreement. Such Stockholder has not appointed or granted any proxy inconsistent with this Agreement with respect to the Securities.

(b)      Authority. Such Stockholder has the requisite power to agree to all of the matters set forth in this Agreement with respect to the Securities it Beneficially Owns and the full authority to vote, Transfer and hold all the Securities it Beneficially Owns, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement.

(c)      Power; Binding Agreement. Such Stockholder has the legal capacity and authority to enter into this Agreement and to perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(d)      No Conflicts. None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of any of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof (i) if such Stockholder is not a natural person, conflicts with or results in any breach of any organizational documents applicable to such Stockholder, (ii) violates any Law applicable to such Stockholder or any of such Stockholder’s properties or assets, (iii) results in or constitutes (with or without notice or lapse of time or both) any breach of or default under, or result in the creation of any lien or encumbrance or restriction on, such Stockholder or any of the Securities of such Stockholder, including pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which the Securities of such Stockholder is bound or (iv) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity. There is no beneficiary, trustee or holder of a voting trust certificate or other interest in such Stockholder whose consent is required for the execution and delivery of this Agreement of the performance by such Stockholder of the obligations hereunder.

(e)      No Encumbrance. The Existing Shares are free and clear of Liens other than as created by this Agreement and certain Contribution Agreements of even date herewith by and among Parent and certain of the Stockholders (the “Contribution Agreements”).

(f)      No Litigation. There is no action, suit, investigation, complaint or other proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder or the Securities of such Stockholder at Law or in equity before or by any Governmental Entity or any other person that could reasonably be expected to impair the ability of such Stockholder to perform his or its obligations under this Agreement on a timely basis.

(g)      Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of its own choosing. Such Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the execution, delivery and performance of this Agreement and such Stockholder’s representations, warranties and covenants hereunder.

Section 3.      Representations and Warranties of the Company and Parent.

(a)      The Company hereby represents and warrants to Parent and each Stockholder that:

(i)      Power; Binding Agreement. The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law) .

(ii)      No Conflicts. None of the execution and delivery of this Agreement by the Company, the consummation by the Company of any of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the certificate of incorporation or bylaws of the Company, (ii) violates any Law applicable to the Company, any of its subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii) and (iii) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, materially impair the ability of the Company to perform this Agreement.

(b)      Parent hereby represents and warrants to the Company and each Stockholder that:

(i)      Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(ii)      No Conflicts. None of the execution and delivery of this Agreement by Parent, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the certificate of incorporation or by-laws of Parent, (ii) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii) and (iii) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, materially impair the ability of Parent to perform this Agreement.

Section 4.      Disclosure. Unless required by Law or legal process, each Stockholder shall not, and shall cause its Affiliates and Representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company. Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent or the Company of such Stockholder’s identity and ownership of the Securities and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company (including the Special Committee) reasonably determines in its good faith judgment is required to be disclosed by Law (including the rules and regulations of the Securities and Exchange Commission) in any press release, any Current Report on Form 8-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to give to Parent and the Company any information it may reasonable request for the preparation of any such documents.

Section 5.      Additional Securities. Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with its terms, such Stockholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of the number of any additional Securities acquired by such Stockholder after the date hereof.

Section 6.      Transfer and Other Restrictions. Prior to the termination of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees not to, and to cause each of its Affiliates not to, directly or indirectly:

(a)      except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or enter into a loan of (collectively, “Transfer”), any or all of the Securities it Beneficially Owns or any interest therein, (i) except as provided in Section 7 hereof or (ii) unless each “person” (as defined in the Merger Agreement as of the date hereof) to which any of such Securities it Beneficially Owns (or any interest in any of such Securities) is or may be Transferred shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement;

(b)      grant any proxy or power of attorney with respect to any of the Securities it Beneficially Owns, or deposit any of the Securities it Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Securities except as provided in this Agreement; or

(c)      take any other action that would prevent or materially impair the Stockholder from performing any of its obligations under this Agreement or that would make any representation or warranty of such Stockholder hereunder untrue or incorrect or have the effect of preventing or materially impairing the performance by the Stockholder of any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Stockholder of its obligations under this Agreement.

Any purported Transfer in violation of this Section 6 shall be null and void.

Section 7.      Voting of the Company Shares. Each Stockholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at the Stockholders’ Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Company Shares, however called, each Stockholder and each of its Affiliates that acquires Beneficial Ownership of any Securities will appear at such meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Securities (a) in favor of the approval and adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, (b) against the approval of any Alternative Transaction Proposal or the approval of any other action contemplated by an Alternative Transaction Proposal, and (c) in favor of any matters necessary for the consummation of the transactions contemplated by the Merger Agreement.

Section 8.      Attendance and Proxy Card.  In furtherance of Section 7 hereof, subject to the terms and conditions hereof, each Stockholder hereby agrees (a) to attend any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 7 is to be considered and vote in accordance with Section 7; or (b)(i) to complete and send the proxy card received by such Stockholder with the Proxy Statement, so that such proxy card is received by the Company, as prescribed by the Proxy Statement, not later than the fifth Business Day preceding the day of any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 7 is to be considered, (ii) to vote, by completing such proxy card but not otherwise, all the Securities in accordance with Section 7, and (iii) not revoke any such proxy until the termination of this Agreement.

Section 9.      Termination. This Agreement shall terminate on the earliest to occur of: (a) termination of the Merger Agreement in accordance with its terms, (b) delivery of a written agreement of Parent and, at the direction of the Special Committee, the Company to terminate this Agreement and (c) the Effective Time; provided, that the provisions set forth in Section 4 and Section 10 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 10.      Miscellaneous.

(a)      Entire Agreement. This Agreement (together with the Merger Agreement and Contribution Agreements) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(b)      Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(c)      Amendment; Modification and Waiver. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto.

(d)      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incident of ownership of or with respect to any Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to each Stockholder and its respective affiliates, if any.

(e)      Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement means each Stockholder, the Company and Parent. References to “US dollar,” “dollars,” “US$ “ or “$ “ in this Agreement are to the lawful currency of the United States of America.

(f)      Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to a Stockholder to such Stockholder in accordance with the contact information set forth next to such Stockholder’s name on Schedule A, with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
	Attention:	Peter X. Huang, Esq.
	E-mail:	peter.huang@skadden.com
	Facsimile:	+86 10 6535 5577

(ii)	if to Parent, to:

c/o China TransInfo Technology Corp.
9th Floor, Vision Building
No. 39 Xueyuanlu, Haidian District
Beijing, China 100191

Attention:	Shudong Xia
Facsimile:	+86 10 5169 1666

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC

Attention:	Peter X. Huang
Facsimile:	+86 10 6535 5577
E-mail:	Peter.Huang@skadden.com

(g)      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(h)      Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal courts of the United States of America located in New York, this being in addition to any other remedy to which they are entitled at Law or in equity, without the requirement to post bond or other security.

(i)      No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in Section 4 and this Section 10.

(j)      No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall confer upon any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(k)      Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York applicable to contracts without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

(l)      Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any such party or its Affiliates against any other such party or its Affiliates shall be brought and determined in any federal or state court located in the Borough of Manhattan of the City of New York. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(m)      Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n)      Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o)      Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or .pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; provided, however, that if any Stockholder fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

TRANSCLOUD COMPANY LIMITED	DANXIA HUANG

/s/ Shudong Xia	/s/ Danxia Huang
Name: Shudong Xia
Title: Director

SHUDONG XIA	SHUFENG XIA

/s/ Shudong Xia	/s/ Shufeng Xia

KARMEN INVESTMENT HOLDINGS LIMITED

/s/ Shudong Xia
Name: Shudong Xia
Title: Director

SAIF PARTNERS III L.P.

By:  /s/ Andrew Y. Yan
Name: Andrew Y. Yan
Title: Authorized Signatory

Schedule A

Stockholder Name	Address Facsimile	Existing Shares
Shudong Xia	c/o China TransInfo	1,031,835
	Technology Corp.
	9th Floor, Vision Building
	No. 39 Xueyuanlu, Haidian
	District
	Beijing, China 100191
	Attention: Shudong Xia
	Facsimile: +86 10 5169 1666
Karmen Investment Holdings Limited	P.O. Box 3444	6,005,242
	Road Town, Tortola
	British Virgin Islands
	Attention: Shudong Xia
	Facsimile: +86 10 5169 1666
SAIF Partners III L.P.	2516-2520, Two Pacific Place,	4,151,152
	88 Queensway, Hong Kong
	Facsimile: +852 2234 9116
Danxia Huang	c/o China TransInfo	509,896
	Technology Corp.
	9th Floor, Vision Building
	No. 39 Xueyuanlu, Haidian
	District
	Beijing, China 100191
	Attention: Danxia Huang
	Facsimile: +86 10 5169 1666
Shufeng Xia	c/o China TransInfo	500,000
	Technology Corp.
	9th Floor, Vision Building
	No. 39 Xueyuanlu, Haidian
	District
	Beijing, China 100191
	Attention: Shufeng Xia
	Facsimile: +86 10 5169 1666